Exhibit 10.25

DRUGSTORE.COM, INC.

AMENDMENT TO DAWN LEPORE OFFER LETTER

This amendment (the “Amendment”) is made by and between Dawn Lepore (“Executive”) and drugstore.com inc., a Delaware corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on December 31, 2010.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into an offer letter, dated December 31, 2008 and as amended and restated as of January 26, 2009 (the “Offer Letter”); and

WHEREAS, the Company and Executive wish to amend certain provisions of the Offer Letter in order to clarify certain payment terms for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and to correct certain provisions in accordance with IRS Notice 2010-6.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, Executive and the Company agree that the Offer Letter is hereby amended as follows:

1. Section 409A. The eighth (8th) through tenth (10th) full paragraph of the Offer Letter are hereby amended and replaced in their entirety as follows to, in an abundance of caution, correct the time of payment pursuant to Section VI.B and/or VII.C. of IRS Notice 2010-6:

“Notwithstanding anything to the contrary in this offer letter, no severance or benefits payable to you, if any, pursuant to this offer letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) shall be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this offer letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. For purposes of this offer letter, “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder and any state law equivalent.

Your entitlement to this severance package is subject to your execution of an effective release of claims substantially in the form attached hereto, except as the parties may otherwise agree or except as required by law provided that such release of claims is effective within sixty (60) days following the termination date or such earlier date as required by the release of claims (such deadline, the “Release Deadline”), and your continuing compliance with the Company’s proprietary information and inventions agreement. If the release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this offer letter. In no event will severance payments or benefits be paid or provided until the release becomes effective and irrevocable. Any severance payments or benefits under this offer letter that would be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the ninetieth (90th) day following your separation from service, or, if later, such time as required by the following paragraph. Except as required by the following paragraph, any installment payments of Deferred Compensation Separation Benefits that would have been made to you during the ninety (90) day period immediately following your separation from service but for the preceding sentence will be paid to you on the ninetieth (90th) day following your separation from service and the remaining payments shall be made as provided in this offer letter. Each payment, installment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. These provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Deferred Compensation Separation Benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt.

Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), the Deferred Compensation Separation Benefits that are payable within the first six (6) months following separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service but prior to the six (6) month anniversary of your separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

Any amount paid under this offer letter agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits.

Any amount paid under this offer letter agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits. “Section 409A Limit” will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred.”

2. Defined Terms. All capitalized terms used herein which are not defined herein shall have the meanings given such terms in the Offer Letter.

3. Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

4. Entire Agreement. This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

5. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

6. Governing Law. This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	DRUGSTORE.COM, INC.

/s/ William Savoy
	By:	William Savoy
Title:

EXECUTIVE	DAWN LEPORE

/s/ Dawn G. Lepore

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